FOURTH RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of September 11, 2000 by and between Countrywide Credit Industries, Inc., a Delaware corporation ("Employer"), and Angelo R. Mozilo ("Officer").
                              W I T N E S S E T H:

         WHEREAS, Officer currently holds the offices of Chairman of the Board of Directors, President and Chief Executive Officer of Employer; and

         WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer; and

         WHEREAS, the Board of Directors of Employer (the "Board") has determined that it is in Employer's best interest and that of its stockholders to recognize the substantial contribution that Officer has made and is expected to continue to make to the Company's business and to retain his services in the future; and

         WHEREAS, Employer and Officer set forth the terms and conditions of Officer's employment with Employer under an employment agreement entered into as of March 1, 1991 (the "Original Agreement"); and

         WHEREAS, Employer and Officer entered into Amendment No. 1 to Employment Agreement as of November 5, 1992 ("Amendment No. 1"), entered into Amendment No. 2 to Employment Agreement as of November 10, 1992 ("Amendment No. 2"), entered into a Restated Employment Agreement as of February 2, 1993 (the "First Restated Agreement"), entered into a Second Restated Employment Agreement as of March 26, 1996, as amended by Amendment No. 1 to Employment Agreement dated as of July 25, 1997 and Amendment No. 2 to Employment Agreement dated as of February 4, 1998 (the "Second Restated Agreement) and entered into a Third Restated Employment as of March 1, 2000 (the "Third Restated Agreement"); and

         WHEREAS, Employer and Officer desire to set forth the continued terms and conditions of Officer's employment with Employer under this Agreement;

         WHEREAS, the effectiveness of the provisions of Section 4(b) of this Agreement is subject to the approval by Employer's stockholders of said provisions as required under Section 162(m) of the Internal Revenue Code of 1986, as amended.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties hereto agree as follows:

         1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer, in accordance with the terms hereof, for a term beginning on the Effective Date (as defined in Section 8(c) hereof) and ending on the expiration of the third Fiscal Year following Officer's receipt of the Notice of Termination (as defined in paragraph 5(g) below) from the Board terminating Officer's employment with Employer, unless earlier terminated in accordance with the provisions hereof.

         2. Specific Position; Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve Employer and its subsidiaries as Chairman of the Board, President and Chief Executive Officer of Employer. Employer agrees that Officer's duties hereunder shall be the usual and customary duties of the offices of Chairman of the Board, President and Chief Executive Officer and such further duties consistent therewith as may be designated from time to time by the Board and shall not be inconsistent with the provisions of the charter documents of Employer or applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices that he may hold. All compensation paid to Officer by Employer or any of its subsidiaries shall be aggregated in determining whether Officer has received the benefits provided for herein.

         3. Scope of this Agreement and Outside Affiliations. During the term of this Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its subsidiaries, and matters related thereto, and shall use his best efforts and abilities to promote its interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its subsidiaries and perform services contemplated hereby in accordance with the policies established by the Board, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration in such senior executive capacity not below the rank of Vice President for one or more (direct or indirect) subsidiaries of Employer as the Board may from time to time request, subject to appropriate authorization by the subsidiary or subsidiaries involved and any limitation under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(d) hereof.

         During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of the Board, compete, directly or indirectly, with Employer in the businesses then conducted by Employer.

         Officer may serve as a director or in any other capacity of any business enterprise, including an enterprise whose activities may involve or relate to the business of Employer, provided that such service is expressly approved by the Board. Officer may, without seeking or obtaining approval by the Board, (i) make and manage personal business investments of his choice; and (ii) serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association.

         4.       Compensation and Benefits.
                  -------------------------

                  (a) Base Salary. Employer shall pay to Officer a base salary in the 2001 Fiscal Year of Employer or portion thereof at the annual rate of $1,650,000. Employer shall pay to Officer a base salary in the 2002 Fiscal Year of Employer or portion thereof at the annual rate of $1,750,000; and on March 1 of each Fiscal Year of Employer or portion thereof during the term of this Agreement following Employer's 2002 Fiscal Year, Officer's base salary shall be increased for such Fiscal Year or portion thereof by an amount determined by the Compensation Committee prior to the beginning of the Fiscal Year as to which the increased base salary is to be paid, provided that such annual increase shall not be less than $200,000.

                  (b) Incentive Compensation. Employer shall pay to Officer for each of the Fiscal Years during the term of this Agreement an incentive compensation award in the amount of the incentive compensation award paid to Officer in the previous Fiscal Year, multiplied by a fraction (the "Performance Ratio") the numerator of which is the earnings per share on a diluted basis of Employer as reported in the audited Financial Statements included in Employer's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "EPS") during such current Fiscal Year, and the denominator of which is the EPS for the previous Fiscal Year (adjusted proportionately in the event Employer
(A) declares a stock dividend on its common stock, (B) subdivides its outstanding common stock, (C) combines the outstanding shares of its capital stock into a smaller number of common stocks or (D) issues any shares of its capital stock in a reclassification of the common stock (including any such reclassification in connection with a consolidation or merger in which Employer is the continuing or surviving corporation)); provided, however, that the Compensation Committee of the Board (the "Compensation Committee") may reduce the amount of any incentive compensation award in the event there is a substantial distortion in EPS for the Fiscal Year in respect of which the award is being paid resulting from an acquisition, a divestiture, or a change in accounting standards. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Performance Ratio be less than zero. Employer shall pay the incentive compensation award described in this Section 4(b) for each Fiscal Year or portion thereof, as applicable, as early after the end of such Fiscal Year as practicable but in no event more than 90 days after the end of such Fiscal Year. In the event Officer's employment hereunder shall terminate, other than for cause pursuant to Section 5(d) below or as a result of a voluntary resignation pursuant to Section 5(f) below, on or before the last day of any Fiscal Year, Officer or his estate shall be entitled to receive an incentive compensation award for such portion of the Fiscal Year during which Officer was employed hereunder on the same terms as set forth in sub-paragraphs
(i) and (ii) above except that it shall be calculated as follows: The compensation award as otherwise calculated pursuant to sub-paragraph (i) above shall be multiplied by a fraction, the numerator of which is the number of days during the Fiscal Year that Officer was employed hereunder, and the denominator of which is 365. Notwithstanding anything to the contrary in this Section 4(b), payment of any incentive compensation award hereunder must follow a decision by the Compensation Committee of the Board of Directors to the effect that the requisite performance levels were achieved.

                   (c) Stock Options. Employer shall grant to Officer a stock option in respect of 500,000 shares of the Employer's common stock on or before June 1, 2000 in respect to Employer's Fiscal Year 2000, such option to become exercisable as to 166,666, 166,667 and 166,667 shares, respectively, on each of the first three (3) anniversaries of the date of grant. On each June 1 thereafter during the term of this Agreement (or on such other date following the expiration of a Fiscal Year of Employer as the Compensation Committee may, from time to time, designate), Employer shall also grant to Officer stock options for such number of shares of Employer's common stock as the Compensation Committee in its sole discretion determines, taking into account Officer's and Employer's performance in each of such Fiscal Years and the competitive practices then prevailing regarding the granting of stock options, provided that any such stock option grant shall not be in an amount less than 350,000 shares of Employer's common stock. All stock options granted in accordance with this
Section 4(c) shall be granted pursuant to the Countrywide Credit Industries, Inc. 2000 Stock Option Plan (the "2000 Plan"), or such other stock option plan or plans as may be or come into effect during the term of this Agreement, shall have a per share exercise price equal to the fair market value (as defined in the 2000 Plan or such other plan or plans) of the common stock at the time of grant, and shall be subject to vesting, expiration and other provisions as determined by the Compensation Committee. In the event of a merger, consolidation or reorganization in which Employer is not the surviving corporation or in which it survives as a subsidiary of another corporation or entity (a "Transaction"), and the shares of equity securities of the surviving corporation or entity or parent thereof are publicly traded on a recognized stock exchange or over the counter market, the stock options to be granted pursuant to this Section 4(c) after the date of the Transaction shall be granted in accordance herewith with respect to securities of the surviving corporation or entity or parent thereof, as applicable, with the number of shares subject to options to be granted to equal the product of (x) the amount of shares subject to the options set forth in this Section 4(c) and (y) a fraction the numerator of which is the per share fair market value of the Employer's securities and the denominator of which is the per share fair market value of the publicly-traded common or ordinary equity securities of the surviving corporation or entity or parent thereof, in each case as of the date of consummation of the Transaction, and to give effect to the intent of the parties as set forth in this Section 4(c). The stock options granted pursuant to this Section shall consist of incentive stock options to the extent permitted by law or regulation. Any stock options granted hereunder in respect of any Fiscal Year from and after Fiscal Year 2001 shall occur not later than one hundred days following the Fiscal Year to which the grant relates. In order to qualify for any grant pursuant hereto, Officer must be employed by Employer on the last day of the fiscal year to which such grant relates. From and after the Termination Date, the Officer shall no longer be entitled to receive additional options under this Section 4(c) other than those which were due for previously completed fiscal years.

                  (d) Additional Benefits. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, life and medical insurance policy, second-to-die life insurance coverage, executive medical examination program, executive long-term disability policy, financial planning services program or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer.

                  (e) Continuation of Benefits. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(e) hereof, Employer shall continue for the period specified in Section 5(a) or 5(b) hereof or three years in the case of a termination pursuant to Section 5(e) hereof, as the case may be, to provide benefits that are no less favorable in the aggregate than those Additional Benefits (other than qualified pension or profit sharing plan benefits and option, equity or stock appreciation or other incentive plan benefits as distinguished from health, disability and welfare type benefits) which were being provided to the Officer and his dependents and beneficiaries immediately prior to Officer's Termination Date (or in the case of a termination after a Change in Control, those benefits which were being provided immediately preceding the Change in Control), but only to the extent that Officer is not entitled to comparable benefits from other employment. For a period of two years after the Termination Date, Employer shall provide the Officer outplacement services at its cost.

                  (f) Deferral of Amounts Payable Hereunder. In the event Officer should desire to defer receipt of any cash payments to which he would otherwise be entitled hereunder, he may do so in accordance with the terms and conditions of the Countrywide Credit Industries, Inc. Amended and Restated Deferred Compensation Plan (the "Deferred Compensation Plan"), or in the absence of such Deferred Compensation Plan or any successor plan that is substantially similar to the Deferred Compensation Plan, he may present such a written request to the Compensation Committee which, in its sole discretion, may enter into a separate deferred compensation agreement with Officer.

5. Termination. The compensation and benefits provided for herein and the employment of Officer ----------- by Employer shall be terminated only as provided for below in this Section 5:

                  (a) Disability. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for four (4) consecutive calendar months, or for shorter periods aggregating eighty (80) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or the fifth anniversary of such notice, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer, in the same manner as in effect immediately prior to the Termination Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the benefits specified in Section 4(e) hereof.

                  The determination of Disability shall be made only after 30 days notice to Officer and only if Officer has not returned to performance of his duties during such 30-day period. In order to determine Disability, both Employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of Employer's disinterested directors.

                  (b) Death. In the event that Officer shall die during the term of this Agreement, Officer's employment shall terminate subject to the provisions of this Section 5(b). In such event, Employer shall pay Officer's base salary for a period of twelve (12) months following the date of Officer's death and in the manner otherwise payable hereunder, to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary"). Employer shall also provide to the Beneficiary during the twelve-month period following the date of the Officer's death the benefits specified in Section 4(e) hereof. If Officer's death occurs while he is receiving payments for Disability under Section 5(a)(i) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Subsection (b), which shall continue for a period of twelve months thereafter at the full rate of compensation in effect immediately prior to the Disability. This Agreement in all other respects will terminate upon the death of Officer; provided, however, that the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination.

                  (c) Expiration of Term. Officer's employment hereunder shall terminate at the end of the third Fiscal Year of Employer following Officer's receipt of a Notice of Termination (as defined in Section 5(g) hereof) terminating Officer's employment with Employer. Following the expiration of Officer's employment pursuant to this Section 5(c), all of Employer's obligations hereunder shall terminate, provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to his incentive compensation payable pursuant to Section 4(b) hereof in respect of the final Fiscal Year of Employer during the term hereof and to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

                  (d) Cause.  Employer may terminate Officer's  employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which is not remedied within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony, or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its subsidiaries or permanently prohibiting him from participating in the conduct of the affairs of Employer or any of its subsidiaries. If Officer shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in the conduct of Employer's or any of its subsidiaries' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b) and 4(c) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b) and 4(c) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this
Section 5(d) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

                  (e) Good Reason. Officer may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall be deemed to occur if Employer notifies Officer of a termination of his employment other than for Cause or pursuant to Section 5(c) hereof, or if Employer breaches this Agreement in any material respect, or if the Board (i) elects a person other than Officer as Employer's President, Chairman of the Board or Chief Executive Officer without Officer's consent, (ii) reorganizes management so as to require him to report to a person or persons other than the Board, (iii) requires that Officer be based anywhere but fifty (50) miles from the office where Officer is located as of the date hereof, (iv) takes any action that results in the Officer not being able to travel domestically by private aircraft at the Company's expense, or (v) takes any other action which, in Officer's reasonable judgment, results in the diminution in Officer's status, title, position and responsibilities other than an insubstantial action not taken in bad faith and which is remedied by Employer promptly after receipt of notice by Officer. Notwithstanding the foregoing, the Officer shall not have Good Reason to terminate employment with the Employer (or otherwise have the right to claim that he or she has been constructively terminated from employment) due solely to the fact that the Employer shall cease to be a public company and shall become a subsidiary of another publicly-traded corporation. Notwithstanding the foregoing, Officer may terminate his employment for any or no reason within two years following a "Change in Control" (as defined in Appendix A to this Agreement) and such termination shall be considered a termination for Good Reason hereunder. If Officer's employment shall be terminated by Employer other than for Cause or by Officer for Good Reason, then Employer shall pay Officer in a single payment, as severance pay and in lieu of any further salary and incentive compensation for periods subsequent to the Termination Date, an amount in cash equal to three times the sum of (A) Officer's annual base salary at the Termination Date and
(B) the greater of (x) the average of the aggregate bonus and/or incentive award, if any, paid or payable to the Officer for each of the two (2) Fiscal Years preceding the Fiscal Year in which the Officer's termination of employment occurs (or such fewer number of Fiscal Years for which the Officer was eligible to receive a bonus and/or incentive award) and (y) the bonus and/or incentive award paid for the Fiscal Year immediately preceding the date of the Change in Control.

                  (f) Resignation. Except as provided in Section 5(e) hereof, if during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(f) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment.

                  (g) Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which, except as provided in Section 5(c) hereof, shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, in addition to any incentive compensation awards or stock option grants to which Officer may otherwise be entitled pursuant to the express provisions of this Agreement, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.

                  (h) Payments. All payments required under this Agreement (other than the Additional Benefits payable pursuant to Section 4(e) hereof) as a result of the termination of Officer's employment hereunder shall be made within 15 days of the Termination Date or, if any portion is not then reasonably determinable, within five (5) days after such portion is so determinable. In the event of a dispute concerning the validity of a purported termination which is maintained in good faith, the Termination Date shall mean the date the dispute is finally resolved and Employer will continue to provide Officer with the compensation and benefits provided for under this Agreement, until the dispute is finally resolved without any obligation by Officer to repay any of such amounts to Employer, notwithstanding the final outcome of the dispute. Payments required to be made by this Section 5(h) are in addition to all other amounts due under Section 5 of this Agreement and shall not be offset against or reduce any other amounts due under Section 5 of this Agreement. Officer shall be required to render services to Employer during the period following his Termination Date but before the dispute concerning the termination is finally determined unless Employer fails to provide Officer with a reasonable opportunity to perform his duties under this Agreement during such period.

                  (i)      Excise Tax Gross-Up.
                           -------------------

(A) Except as provided in subsection (B), in the event it shall be determined that any payment or distribution of any type, including accelerated vesting, to or for the benefit of the Officer, by the Employer, any "affiliate" (as defined in Rule 405 of the Securities Act of 1933, as amended) of the Employer, any "person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) who acquires ownership or effective control of the Employer or ownership of a substantial portion of the Employer's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) or any "affiliate" of such "person," whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Payments"), is or will be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Officer shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Officer of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax or Excise Tax imposed upon the Gross-Up Payment, the Officer retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(B) Notwithstanding subsection (A) or any other provision of this Agreement to the contrary, in the event that the Payments (excluding the payment provided for in subsection (A)) exceed by less than 10% or $100,000, the maximum amount of Payments which if made or provided to the Officer would not be subject to an Excise Tax, the Officer will not be entitled to a Gross-Up Payment and the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to the Officer shall be subject to the Excise Tax; it being the intent of the parties that the Payments shall be reduced only if the economic detriment to the Officer (on a pre-tax basis) is less than the greater of $100,000 or 10% of the Payments. Unless the Officer shall have given prior written notice specifying a different order to the Employer to effectuate the foregoing, the Employer shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the "Determination" (as defined below). Any notice given by the Officer pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Officer's rights and entitlements to any benefits or compensation.

(C) The determination of whether the Payments shall be reduced pursuant to this Agreement and the amount of such reduction, all mathematical determinations, and all determinations as to whether any of the Payments are "parachute payments" (within the meaning of Section 280G of the Code), that are required to be made under this Section, including determinations as to whether a Gross-Up Payment is required, the amount of such Gross-Up Payment and amounts relevant to the last sentence of this subsection (C), shall be made by an independent accounting firm selected by the Officer from among the five (5) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the "Accounting Firm"), which shall provide its determination (the "Determination"), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Employer and the Officer by no later than ten (10) days following the Termination Date, if applicable, or such earlier time as is requested by the Employer or the Officer (if the Officer reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Officer, it shall furnish the Officer and the Employer with an opinion reasonably acceptable to the Officer and the Employer that no Excise Tax is payable (including the reasons therefor) and that the Officer has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid (including through withholding of taxes) to the Officer no later than the due date for payment of the Excise Tax. Any determination by the Accounting Firm shall be binding upon the Employer and the Officer, absent manifest error. As a result of uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Employer should have been made ("Underpayment"), or that Gross-Up Payments will have been made by the Employer which should not have been made ("Overpayment"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the amount of such Underpayment (together with any interest and penalties payable by the Officer as a result of such Underpayment) shall be promptly paid by the Employer to or for the benefit of the Officer. In the case of an Overpayment, the Officer shall, at the direction and expense of the Employer, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Employer, and otherwise reasonably cooperate with the Employer to correct such Overpayment, provided, however, that (i) the Officer shall not in any event be obligated to return to the Employer an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and (ii) if a Gross-Up Payment is determined to be payable, this provision shall be interpreted in a manner consistent with an intent to make the Officer whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Officer repaying to the Employer an amount which is less than the Overpayment. The cost of all such determinations made pursuant to this Section shall be paid by the Employer.

         6. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs (including dues) of maintaining memberships at appropriate clubs) to the extent that such expenditures meet the requirements of the Code for deductibility by Employer for federal income tax purposes or are otherwise in compliance with the rules and policies of Employer and are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

         7. Indemnity. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall use reasonable efforts to obtain coverage for him under liability insurance policies now in force or hereafter obtained during the term of this Agreement covering the other officers or directors of Employer.

         8.       Miscellaneous.
                  -------------

                  (a) Succession. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of the Employer or similar transaction. Employer shall not agree to any such transaction unless the successor to or assignee of the Company's business and/or assets in such transaction expressly assumes all obligations of the Employer hereunder. The obligations and duties of Officer hereby shall be personal and not assignable.

                  (b) Notices. Any notices provided for in this Agreement shall be sent to Employer at 4500 Park Granada, Calabasas, CA 91302 Attention: General Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at his home address as reflected in Employer's records or at such other address as he may from time to time in writing designate. All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.
(c) Effective Date. This Agreement shall become effective on August ___, 2000 (the --------------
"Effective Date").

                  (d) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior agreements between the parties relating to said subject matter, including, but not limited to, the Third Restated Agreement. No modifications or amendments of this Agreement (including, but not limited to the provisions of Section 4 hereof) shall be valid unless made in writing and signed by the parties hereto.

                  (e) Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     (f) California Law. This Agreement shall be construed and interpreted in accordance with -------------- the laws of California.

                  (g) Attorneys' Fees in Action on Contract. If any litigation shall occur between the Officer and Employer, which litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the arbitrator hearing the matter shall find to be reasonable as and for the attorneys' fees of the prevailing party.

                  (h) Confidentiality. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests, (ii) required by applicable law, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

                  (i) Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement, or from the performance of services to any other business entity, or both.

                  (j) Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

                  (k) No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

                  (l) Arbitration. The parties acknowledge that they have previously entered into a Mutual Agreement to Arbitrate Claims (the "Arbitration Agreement"). The parties hereby incorporate herein by reference the terms of the Arbitration Agreement. Any dispute arising regarding this Agreement and/or any other matter covered by the Arbitration Agreement shall be subject to binding arbitration pursuant to the terms of the Arbitration Agreement, except as expressly provided herein.

                  (m) Pooling Transactions. Notwithstanding anything contained in this Agreement to the contrary, in the event of a Change in Control of the Employer in a transaction which is intended to be treated as a "pooling of interests" under generally accepted accounting principles (a "Pooling Transaction"), the Board shall take such actions, if any, as are specifically recommended by an independent accounting firm retained by the Employer to the extent reasonably necessary in order to assure that the Pooling Transaction will qualify as such, including but not limited to (a) deferring the vesting, exercise, payment, settlement or lapsing of restrictions with respect to any option or award, (b) providing that the payment or settlement in respect of any option or award be made in the form of cash, shares of common stock or securities of a successor or acquirer of the Employer, or a combination of the foregoing, (c) providing for the extension of the term of any option or award to the extent necessary to accommodate the foregoing, but not beyond the maximum term permitted for any option or award and (d) amending, deleting or making inapplicable to the Officer any provision in this Agreement or other arrangement pursuant to which he receives compensation, payments or benefits.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COUNTRYWIDE CREDIT INDUSTRIES, INC. ATTEST:

By:                                   ------------------------------------------
----------------------------------------------------
Secretary
Title: -------------------------------------------------
                                    OFFICER
                                                       Angelo R. Mozilo, in his
                                                       individual capacity

342883.3


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- 18 - 342897.09

342897.09

                                   APPENDIX A

                    To Angelo R. Mozilo Employment Agreement

                  A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

(a) An acquisition (other than directly from Employer) of any common stock or other "Voting Securities" (as hereinafter defined) of Employer by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has -------- ------- occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a "Subsidiary"), (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined); (b) The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for -------- ------- election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the -------- ------- ------- Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or
                  (c)      The consummation of:

                           (i) A merger, consolidation or reorganization involving Employer, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Employer where:

(A) the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;
(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and
(C) no Person other than (i) Employer, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereof) maintained by Employer, the Surviving Corporation, or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty five percent (25%) or more of the then outstanding Voting Securities or common stock of Employer, has Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;
(ii) A complete liquidation or dissolution of Employer; or

(iii) The sale or other disposition of all or
                                    substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary).

                Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided, however, that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.


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